Exhibit 10.48

RETAIL SALES AGREEMENT

This Retail Sales Agreement, dated December 20, 2006 is between Arizona Fuel Distributors, L.L.C., (the “Supplier”) and Bowlin Travel Centers, Inc. (the “Retailer”).

Agreements:

1.     Introduction. Supplier has the right to sell gasoline and diesel fuels (hereafter referred to as “Motor Fuels”) for resale under the trade or brand names of Mobil (“Mobil). Retailer desires to enter into this agreement in order to obtain the right to sell such Motor Fuels under the Mobil Trade and brand names (hereinafter referred to as the “Proprietary Marks”). Retailer has independently investigated the business risks involved herein and such other matters as Retailer deems important and has not relied on any representation not set forth herein.

2.     Sale. Supplier agrees to sell and deliver or cause to be delivered, and Retailer agrees to buy, receive and pay for Motor Fuels of the kind, grade, brand and quality generally sold by Supplier within 7 days of delivery, for resale at Retailer’s place of business located at: 16543 East Camino Adelante, Picacho, AZ 85241 (hereinafter referred to as the “Retail Location”). During the term hereof, Retailer shall not purchase or sell Motor Fuels at the Retail Location other than those purchased from Supplier pursuant hereto.

3.     Term. The term of the Agreement is ten years from commencement date and shall continue on a month to month basis unless terminated by the Retailer. Retailer may terminate this Agreement after the term has expired by giving thirty days advance written notice to the supplier. Commencement date is the day on which retailer receives his first delivery of Mobil Motor Fuel from Arizona Fuel Distributors, L.L.C.

4.     Prices. Prices for all Motor Fuels sold to Retailer hereunder shall be Supplier’s published applicable price in effect on the date of delivery. Such prices may be obtained by contacting Supplier. All prices are subject to change without notice. All deliveries shall be invoiced and paid on Net 10 days via EFT, subject to credit approval.

5.     Proprietary Marks. Retailer shall sell the Motor Fuels only under the Mobil Proprietary Marks and shall have the right to use such Proprietary Marks as are designated by Supplier, but only for the purpose of properly identifying and advertising Motor Fuels handled by Retailer, and in a manner and form satisfactory to Supplier in Supplier’s sole judgment.

Retailer will not allow or permit any of the Motor Fuels to be sold which are mislabeled, misbranded or contaminated by mixture or adulteration with each other or with any other material or motor fuel. Retailer will not commingle any substance with Motor Fuel and then sell it as a Motor Fuel. Retailer will not allow or permit the sale of any product or Motor Fuel under any Proprietary Mark which is not a Mobil brand product or Motor Fuel, or which is a grade of Mobil brand product or Motor Fuel other than described by the label or designation; nor will Retailer use the Proprietary Marks in a manner which deceives or causes a likelihood of confusion to the motoring public. Retailer will allow Supplier, its employees, agents or designees, to enter the Retail Location at any time during normal business hours of Retailer to obtain such samples, or conduct such tests or inspections as may, in Supplier’s judgment, be reasonably required to determine that Retailer is complying with the aforesaid obligations. Retailer shall cooperate with Supplier in any investigation or any alleged violations of such obligations.

Retailer agrees to submit a monthly Certification Statement showing inventories, deliveries, and meter readings to verify that all Motor Fuels sold at Retailers location under the Proprietary Marks was in fact purchased from Arizona Fuel Distributors, L.L.C. This Certification Statement will be completed and mailed to Arizona Fuel Distributors, L.L.C. by the 15th of the following month.

6.     Environmental Compliance.

(A)   Retailer represents and warrants that all of its equipment used for storage and handling of motor fuels meets applicable regulations including, but not limited to, federal and state environmental leak detention requirements and standards, and is capable of safely handling motor fuels without leaking. Retailer agrees that it will undertake its best efforts to ensure that equipment used for storage and handling of motor fuels meets all applicable regulations and that its employees will institute inventory controls substantially similar to those set forth below. Supplier shall have the right to make periodic assessments of Retailer’s facilities for the purpose of evaluating their capabilities to safely use, handle and store Suppliers motor fuels.

(B)   Retailer understands and acknowledges that the leakage of motor fuels from storage tanks is a concern and that operators of retail facilities where motor fuels are stored must take diligent and continual precautions to discover and stop any such leakage. Retailer agrees to keep and reconcile inventory records to indicate motor fuel losses. These records shall be maintained for each operating day and shall include the following information for each grade of type of motor fuel:

(1)   opening physical inventory, (2) sales, (3) fuel used other than sold, (4) receipts, (5) closing Physical inventory, and (6) variation (over or under). Retailer shall keep all records of purchases and sales including, but not limited to, sales tax records, product invoices and bills of lading.

(C)   Retailer shall comply with the Federal Inventory Program.

(D)  Retailer agrees to inspect motor fuel storage and handling facilities and surrounding areas at least once a week for indication of possible leakage. This inspection should include, but is not limited to the following areas: (1) around and under fuel dispensers, (2) inside remote pump access boxes, (3) inside fuel fill boxes, (4) storage tank diked areas, (5) transport truck loading and unloading areas, (6) pumps and piping, and (7) low areas, such as sumps, hillsides or culverts.

(E)  The inventory controls required by this Section 6 shall apply to all equipment used for storage and handling of motor fuels, regardless of legal title to the equipment. Retailer further agrees that it shall not list Supplier as the registered owner of any storage tank with any governmental agency without the prior written consent of Supplier.

(F)  Pollution control will be maintained by Retailer in connection with all operations by it. Retailer shall immediately report any spill or release as required by any federal, state, or local law.

(G)  Retailer shall cooperate with Supplier to facilitate the dissemination of any environmental, health and safety information from Supplier to all persons whom Retailer can reasonably foresee may be exposed to possible hazards from the products sold under this prescribed by Supplier, including but not limited to Material Safety Sheets, dispenser decals, portable container labels, fueling area signs, and information leaflets.

7.     Termination. In addition to any other rights of termination which Supplier may have, upon the occurrence of any of the following events, which events the parties agree are both reasonable and of material significance to the relationship hereunder, or upon such other grounds as are allowed under the Petroleum Marketing Practices Act, 15 U.S.C. Section 2801, et seq., as amended from time, Supplier may terminate this Agreement:

(A)  If retailer fails to observe Supplier’s reasonable rules, regulations, and requirements set forth in this agreement in effect at the delivery point at which delivery is made;

(B)  Upon default in the payment of any sum when due hereunder in the event any such payment is not made when due, Supplier may also at its option suspend making all further deliveries of all Motor Fuels until Retailer’s indebtedness is paid in full. The right to suspend deliveries does not operate as a waiver of Supplier’s right of termination for Retailer’s failure to pay for Motor Fuel when due and the obligation to pay for Motor Fuel delivered shall not be subject to offset for any claims against Supplier except for non-delivery of Motor Fuel billed to Retailer;

(C)  If Retailer, its employees, agents or invitees, violate the covenants of or fail to comply with any of the provisions of Paragraph 6, Environmental Compliance;

(D)  If Retailer violated or fails to comply with the minimum standards as required by the provisions of Paragraph 9, Minimum Standards;

(E)  If Retailer fails to take reasonable action to satisfy customer complaints as set forth in Paragraph 11, Customer Complaints;

(F)  If Retailer fails to comply with any applicable laws, ordinances, regulations, judicial or administrative orders, or other legal requirements of all governmental authorities, federal, state, municipal or other authority, pertaining to this Agreement and the loading, unloading, storage, transportation and sale of petroleum products. Termination of agreement cannot occur if Retailer is in litigation, contesting or appealing such failure of compliance in good faith;

(G)  If Retailer fails to maintain the quality integrity of Mobil brand Motor Fuels as set forth in Paragraph 5, Proprietary Marks;

(H)  Retailer shall not sell, assign, give, grant, devise or otherwise dispose of Retailer’s interests in this Agreement, without the prior written approval of Supplier; Supplier’s written approval shall not be unreasonably withheld or delayed.

(I)  If bankruptcy or insolvency proceedings are begun by or against Retailer under the Bankruptcy Code or if Retailer becomes insolvent;

(J)  Upon any breach of any of the terms, covenants, warranties, agreements or conditions of the Agreement or any other agreement that may be in effect between the parties pertaining to this facility;

(K)  If retailer makes or furnishes any false or misleading statement, or if Retailer fails to disclose information to Supplier, its agents or employees, concerning any material fact for the purpose of inducing Supplier to make any payment, to deliver Motor Fuels, to extend or continue to extend or increase credit or to issue any credit memorandum to Retailer or to any other party acting in concert with Retailer;

(L)  If the Retailer fails to comply with the provisions of Paragraph 19, Health and Safety Information;

Retailer shall not suffer, permit or allow the occurrence of any of the events enumerated in Subparagraphs (A) through (L) above. The occurrence of any of the events enumerated in Subparagraphs (A) through (L) above of this Termination Paragraph shall constitute a failure by Retailer to comply with a provision of this Agreement which is both reasonable and of material significance to the relationship between Supplier and Retailer and shall constitute good cause to cancel or terminate this Agreement as the term “good cause” or any similar term is or may be used in any federal or state statute effecting the rights of the parties to terminate this Agreement. Supplier’s rights of termination for good cause as defined above shall not in any way be affected by any previous waiver, forbearance or course of dealing.

8.     Market Withdrawal. In the event Supplier elects to withdraw from the marketing of Motor Fuels in the area of the Retail Location, pursuant to the provisions of the Petroleum Marketing Practices Act, 15 U.S.C. Section 2801, et. Seq., as the same may be amended from time to time, Supplier may terminate this Agreement at any time without further liability upon one hundred eighty (180) days written notice thereof to Retailer may, at any time thereafter, terminate this Agreement prior to the expiration of such 180-day period effective upon delivery of written notice thereof to Supplier.

9.     Mobil Identification and Minimum Standards. It is understood and agreed by Retailer that Supplier does not control the signs, brands, trademarks, or trade name Mobil has the right to disallow the use of the name Mobil or sale of its products if the retail facilities which Retailer operates do not comply with the provisions hereunder.

Retailer recognizes that it is in the interest of the parties to this Agreement for Retailer to affirmatively conduct its business to reflect favorably on the parties and to further promote public acceptance of Mobil Motor Fuels and its trademarks, brand names and trade dress (collectively “Identification”).

Retailer shall have the right to use certain Identification of Mobil, but only for the purpose of properly identifying and advertising Mobil brand Motor Fuels handled by Retailer through Mobil-branded retail outlets and in a manner and form satisfactory to Supplier and Mobil in Suppliers or Mobil's sole judgment. Retailer agrees not to claim any right, title or interest in the Identification of Mobil or the Supplier. Retailer shall not use the word “Mobil" in the name of any corporation, partnership or other legal entity. Retailer shall not use the Mobil trademark or the word “Mobil" in Retailers trade style if such use is likely to create the impression that Retailers business is owned or operated by Mobil and/or Supplier or its affiliates.

(A)  The Retail Location
The Retail Location, including building, restrooms, driveways, grass or planting areas, and storage areas shall be maintained inside and out in a clean and orderly appearance.

(B)  Equipment
The Retail Location shall be equipped to provide services comparable with competitive outlets of similar types, age, and style. All dispensers which dispense Motor Fuels shall be properly identified with such product decals as are designated by Supplier and other decals which may be required by applicable laws, rules and regulations. All signs, logos, and other identification will be kept clean, in good repair and painted where required according to Supplier’s specifications.

(C)  Personnel and Services
Retailer and Retailer’s employees will at all times present a good personal appearance, observe clean, neat and safe working habits; render prompt, courteous and honest service to customers; and will take reasonable action to promote the Proprietary Marks and the Mobil brand products they sell.

10.   Taxes. Retailer assumes responsibility for the payment of all federal, state and local taxes, licenses, fees and/or duties imposed on the payments due hereunder or on the Retail Location, including but not limited to: gross receipts taxes, occupation taxes, motor fuel taxes, sales and use taxes, franchise taxes, if any, income taxes, ad valorem taxes, property taxes, inspection fees, license fees, and all other taxes, fees and licenses arising from the purchase, sale, transfer or disposition, holding for sale, transfer or disposition, transportation of or use of the Motor Fuels. Should any government authority require Supplier to pay taxes, penalties, or interest which under this Agreement are the responsibility of Retailer, Retailer agrees to reimburse Supplier for all amounts so paid by Supplier.

If any federal, state or local law authorizes Retailer to purchase Motor Fuels without the payment of federal, state or local taxes, Retailer agrees to furnish Supplier evidence satisfactory to Supplier of such authority. Until Retailer presents Supplier with acceptable evidence of such authority, Supplier shall be entitled to bill Retailer for all applicable taxes.

11.  Customer Complaints. Retailer will respond to any customer inquiries or complaints received by Retailer or Supplier, in connection with any customer served by Retailer, and take reasonable action to correct or satisfactorily resolve each such inquiry or complaint.

12.  Credit Cards. Retailer agrees that the Retail Facility will accept and honor Mobil Credit Cards and other credit cards or debit cards, if any, authorized by Supplier or Mobil at the time of sale (collectively “Credit Cards”). Supplier reserves the right to withdraw authorization at any time, Retailer agrees to execute and to comply with the Mobil Retailer Credit Card Agreement, and such other agreements between Supplier and Retailer (and any special instructions relative to credit card transactions issued by Mobil or Supplier from time to time). Retailer shall be responsible for any breaches by the employees of its Retail Facility of the Mobil Retailer Credit Card Agreement, other such agreements, and related instructions from Supplier. Retailer agrees to pay credit card fees and discounts charged by Mobil. A list of the current fees is attached.

13.  Assignability. It is understood and agreed that this Agreement is personal to Retailer, and that Retailer shall not sell, assign, give, grant, devise or otherwise dispose of Retailer’s interest in the Agreement in whole or in part, directly or indirectly, by operation of law or otherwise to any other person or entity, without the prior written approval of Supplier. Supplier’s written approval shall not be unreasonably withheld or delayed. In the event Retailer is a corporation, partnership or other business entity, this clause shall be deemed to apply to the sale, assignment or other disposition of the ownership of any shares or interest in such corporation, partnership or business entity.

14.  Independent Status of Retailer. This Agreement shall not be deemed to reserve, give or grant to Supplier any right to manage or control the day-to-day business of Retailer and/or the Retail Location, and neither Retailer nor its employees or agents shall be agents or employees of Supplier for any reason or for any purpose whatsoever. Retailer is and shall at all times be an independent business entity that is free to select its customers, purchase and sell products from sources other than Supplier (other than Motor Fuels), set its own selling prices and terms of sale, and generally conduct its business as it determines.

Retailer has the sole right to hire, control, supervise and discharge its employees and agents, and Retailer shall have the sole right to control the performance of and the sole responsibility for any maintenance or automotive repair work performed at Retailer’s place of business.

15.  De-Identification. If Retailer’s place of business is abandoned, unoccupied or not operated by Retailer for a period of seven (7) consecutive days, Supplier may, at its discretion, give Retailer a written notice to remove all Mobil identification, including identifying Mobil colors, from Retailer’s place of business within five (5) days of such notice. Should Retailer fail to comply with said notice, Supplier is hereby authorized to enter upon Retailer’s place of business for the express purpose of removing all Mobil identification, including painting over all Mobil identifying colors.

16.  Governmental Price Control. If Supplier’s right to charge or receive any price payable pursuant hereto, or to revise any such price as herein provided, is restricted or prohibited by law, regulation or order of any governmental authority, Supplier may, from time to time and upon thirty (30) days prior written notice to Retailer, terminate the provisions of this Agreement insofar as they apply to the Motor Fuels, the Price(s) for which are so restricted or prohibited. Upon the expiration of the thirty (30) days, it is understood that any such Motor Fuels shall be deemed deleted from this Agreement, but that this Agreement shall otherwise continue to remain in full force and effect.

17.  Health and Safety Information. Retailer shall cooperate with Supplier to facilitate the dissemination of any health and safety information from Supplier concerning the products sold hereunder. In that regard, upon request of Supplier, Retailer shall promptly provide the Supplier an accurate listing of the types of uses made for products sold hereunder by Retailer, and to provide accurate information in response to such requests Retailer shall make reasonable efforts to determine the uses of products sold hereunder by Retailer’s customers. Retailer shall also disseminate, to all persons who Retailer can reasonably foresee may be exposed to possible hazards from the products sold hereunder, any health and safety information from Supplier promptly after such information is furnished to Retailer by Supplier and in the manner prescribed by Supplier.

18.  Indemnification. Retailer shall indemnify, hold harmless and promptly reimburse Supplier for, from and against any and all fines, damages, legal fees, costs, expenses and other liabilities suffered or incurred by Supplier by reason of any claim, demand, lawsuit tax, penalty, investigation or other proceeding (except where Supplier’s negligence or other wrongful conduct is alleged) arising directly or indirectly from, as a result of, or in connection with the operation, condition, use or occupancy of the Retail Location, including, without limitation, the handling, storage dispensing or selling of Motor Fuels from by Retailer. Upon Supplier’s request, Retailer shall defend Supplier against such matters. In any event, Supplier shall have the right, through counsel of its choice, to control any matter to the extent Supplier reasonably determines that such matter may have a significantly adverse effect on Supplier.

Retailer shall also indemnify and promptly reimburse Supplier for all expenses reasonably incurred by Supplier to protect itself from, or to remedy, any breach or this Agreement by Retailer. Retailer’s indemnity obligations under this Agreement shall survive termination and shall be in addition to all other rights and remedies of Supplier.

19.  Insurance and Financial Guarantees.

(A)  Retailer shall maintain, at its sole cost, the insurance coverage and financial guarantees set forth below and shall ensure that Retailer’s insurance coverage required under this Agreement fully and adequately protects Retailer and Supplier with respect to any activity, operation or condition of the premises (or any liability arising therefrom) at the Retail Facility. Such insurance policies shall be issued by companies satisfactory to Supplier with full policy limits applying, but not less than as stated. Prior to the Effective Date of this Agreement, Retailer shall provide to Supplier certificates of insurance evidencing the insurance coverage and (1) containing a waiver of subrogation in favor of Supplier on Retailer’s workers’ compensation policies, and (2) naming Supplier as and additional insured in Retailer’s Commercial General Liability or Comprehensive General Liability and Business Automobile Liability insurance policies. The protection provided to Supplier as an additional insured shall be without regard to the indemnity provisions in Section 21 and shall not be limited. A copy of the additional insured endorsement(s) evidencing such protection, duly issued by Purchaser’s liability carriers, shall be delivered to Supplier with the Certificate(s) of insurance.

(B)  The certificates shall be issued by Retailer’s insurance carriers and shall provide that any change restricting or reducing coverage or canceling any policies under which certificates are issued shall not be valid as respects Supplier’s interest until Supplier has received thirty (30) days prior written notice of such change or cancellation. Further, the certificates shall state that the insurance policies maintained by Retailer are primary coverage and not concurrent or excess over other valid insurance which may be available to Supplier.

1.   Workers’ Compensation Insurance as required by law and regulations applicable to and covering employees of Retailers engaged in the performance of the work under this Agreement.

2.   Employer’s Liability Insurance protecting Retailer against common law liability, in the absence of statutory liability, for employee bodily injury arising out of the master-servant relationship with a limit of not less than $500,000.00 Disease-Each Accident, $500,00.00 Disease-policy limit, $500,000.00 Disease-Each Employee.

3.   Commercial General Liability Insurance un-amended or Comprehensive General Liability Insurance with a Broad Form Commercial General Liability endorsement including products/completed operations with limits of liability of not less than $1,000,000.00 per occurrence/aggregate. This policy shall be in the “occurrence” (and not claims made) format and shall cover, among other risks, the contractual liability assumed under the indemnification provision set forth in this Agreement. Such coverage shall also include an endorsement for Liquor Liability for those locations engaged in the sale of alcoholic beverages.

4. Business Automobile Liability Insurance for all operations of Retailer including owned, non-owned and hired vehicles with limits of liability of not less than: Bodily Injury $1,000,000.00 per person; $1,000,000.00 per accident; Property Damage $1,000,000.00 or a Combined Single Limit of $1,000,000.00 for bodily injury and property damage.

5. In the event Retailer owns or operated Underground Storage Tanks Systems (as defined in applicable federal and state law and regulations, and hereinafter referred to as “UST’s”), Retailer shall comply with all applicable federal, state And local laws, regulations and ordinances governing UST’s, including but not limited to financial responsibility requirements contained therein for UST’s through mechanisms including but not limited to guarantees, surety bonds, insurance and state reimbursement fund.

(C)  Nothing contained in these provisions relating to overage and amounts shall operate as a limitation of Retailer’s Liability in tort or contract under the terms of this Agreement.

20.   Change in Affiliation. Retailer acknowledges that Supplier may elect to change affiliations and sell Motor Fuels under brand names other than Mobil. In such event Supplier shall notify Retailer in writing of the new brand names under which Supplier is offering Motor Fuels. Retailer shall have thirty (30) days from the date of such notice to cancel this Agreement by providing written notice there of to Supplier. Retailer’s failure to provide such written notice within that time shall be deemed as a waiver of this right to cancel. The parties agree to execute such amendments as are reasonably necessary with regard to any such change in affiliation.

21.  Waiver. The right of either party to require strict performance by the other of any/or all obligations imposed by the other by this Agreement shall not in any way be affected by any previous waiver, forbearance or course of dealing.

22.  Severability. If for any reason any provision(s) contained in this Agreement is held to be invalid, illegal, or otherwise void by a court of competent jurisdiction, the remaining provisions of the Agreement shall not be affected and shall continue in full force and effect; provided, however, that in the event Supplier loses the right to grant the use of the Proprietary Marks, after exhausting all reasonable efforts to continue said rights this Agreement shall terminate upon written notice.

23.  Approval and Signing by Supplier. This Agreement shall not be binding on Supplier until approved and signed on its behalf by a duly authorized officer or employee. Commencement of performance hereunder prior to such approval and signing shall in no case be construed as a waiver by Supplier of the foregoing requirements.

24.  Entirety of Agreement. This Agreement is intended by the parties to be the final, complete and exclusive embodiment of their agreement about the matters covered herein. This Agreement may be altered, amended, or changed in any way only by a written instrument executed by both parties.

25.  Attorneys’ Fees. In the event it becomes necessary for Supplier or Retailer to institute any legal or equitable proceeding against the other to secure, enforce or protect its rights under this Agreement, the prevailing party in such proceeding shall be entitled to recover, and the other party shall pay to the prevailing party (except to the extent prohibited by law), all costs of such proceeding, including, without limitation, reasonable attorneys’ fees to be determined by the judge of the court.

26.  Notices. Any and all notices required or permitted under this Agreement shall be in writing and shall be personally delivered or mailed by certified mail, return receipt requested, to the respective parties at the following addresses unless and until a different address has been designated by written notice to the other party.

Notices to SUPPLIER:	Arizona Fuel Distributors, L.L.C. P.O. Box 63634 Phoenix, Arizona 85082-3634 Attention: Operating Manager

Notices to RETAILER:	Bowlin Travel Centers, Inc. 150 Louisiana Blvd. NE Albuquerque, New Mexico 87108

Any notice by certified mail shall be deemed to have been given at the date of the notice.

IN WITNESS WHEREOF Supplier and Retailer have hereunto subscribed their names.

WITNESS:	/s/ Jason Davis	Arizona Fuel Distributors, L.L.C.

		By:	/s/ Larry J. Davis

Larry J. Davis Operating Manager (Supplier)

			Date Signed:	January 15, 2007

WITNESS:	/s/ Cynthia K. Biggers	Bowlin Travel Centers, Inc.

		By:	/s/ Kit Johnson

Kit Johnson Director of Operations (Retailer)

			Date Signed:	January 10, 2007

ADDENDUM TO RETAIL SALES AGREEMENT

This Addendum is to that certain Agreement dated January 10, 2007, by and between Arizona Fuel Distributors, L.LC. (the “Supplier) and Bowlin Travel Centers, Inc. (the “Retailer”). The Supplier and Retailer (the “Parties) desire to amend the Agreement on the terms and conditions set forth in this Addendum Agreement (the “Agreement).

1.	Adding the cost calculation for the price of fuel, which is “the daily rack price plus 1.5 cents per gallon”, hereby amends Item 4 of the agreement.
2.	The following provision is hereby added to the last paragraph of Item 5 after the wording “…Retailer shall keep…”: “for the amount of time indicated by governmental guidelines for such items”.
3.	The last sentence of Item 13 is deleted in its entirety.
4.
Item 15 is hereby amended by changing the time frame to “21 consecutive days” and adding the phrase” Unless non-operation is due to catastrophic or unforeseen events not within Retailer’s making or control.”

5.	Item 16 is deleted in its entirety, as it is Null and Void.
6.	Item 19 A. is hereby amended by deleting the phrase “containing a waiver of subrogation in favor of Supplier on Retailer’s workers’ compensation policies”.
7.	Item 19 B. add the phrase “to require notice to Supplier if Retailer changes policy coverage”.

IN WITNESS WHEREOF Supplier and Retailer have hereunto subscribed their names,

WITNESS:	Arizona Fuel Distributors, L.L.C.

/s/ Jason Davis	By:	/s/ Larry J. Davis

Larry J. Davis Operating Manager (Supplier)

		Date Signed:	January 15, 2007

WITNESS:	Bowlin Travel Centers, Inc.

/s/ Cynthia K. Biggers	By:	/s/ Kit Johnson

Kit Johnson Director of Operations (Retailer)

		Date Signed:	January 10, 2007